Exhibit 99.1

Appalachian Bancshares, Inc. Announces Resignation of President and Chief

Operating Officer

ELLIJAY, GA, September 10, 2007 – Appalachian Bancshares, Inc. (NASDAQ:APAB), today announced that Joseph T. Moss, Jr. has resigned as President and Chief Operating Officer of the Company and Appalachian Community Bank, and as a director of Appalachian Community Bank, F.S.B., effective September 7, 2007. Tracy Newton, the Company’s Chief Executive Officer and former President, and Keith Hales, the Company’s Executive Vice President and Chief Financial Officer, will assume Mr. Moss’s duties.

Tracy Newton, the Company’s Chief Executive Officer, commented, “We appreciate Joe Moss’s contributions to the Company and his leadership over the past two years. Joe was instrumental in the development and implementation of our expansion strategy, including the chartering of Appalachian Community Bank, F.S.B., and our entry into the North Carolina and Tennessee markets. I am confident that the Company, with guidance from our Board of Directors and the assistance of our first class management team, will continue to build on this strategic initiative.”

Ronald Knight, Chairman of the Company’s Board of Directors, added, “Joe Moss helped tremendously during the Company’s growth cycle over the past two years. The Company will continue to identify and recruit top management to assist Tracy and the rest of our management team in leading our Company to even greater success.”

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, and Appalachian Community Bank, F.S.B., a federally-chartered thrift. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank) and Appalachian Community Bank, F.S.B., provides a full range of community banking services, to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, Chief Executive Officer, at (706) 276-8160, with any questions or requests for additional information.